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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 9, 1998, relating to the consolidated financial statements of FLIR Systems, Inc. which appear in such Prospectus. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 42 of FLIR Systems Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Portland, Oregon

June 8, 1998